Exhibit 99.2

For Immediate Release

Nara Bancorp Announces Resignation of James P. Staes from Board of Directors

LOS ANGELES—January 25, 2010—Nara Bancorp, Inc. (NASDAQ: NARA), the holding company of Nara Bank, today announced that James P. Staes has resigned from the Board of Directors due to an increase in time commitments for other organizations in which he is involved. The Company has initiated a search for another independent director.

“We thank Jim for his valuable contributions to Nara Bancorp as a board member,” said Dr. Chong-Moon Lee, Chairman of the Board of Directors.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, 20 branches and one loan production office in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, and a loan production office in Texas. Nara Bank was founded specifically to serve the needs of Korean-Americans. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender.

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